FIRST SUPPLEMENTAL INDENTURE

This FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of May 10, 2013 and effective as of the Effective Time (as defined in Section 3(a) below), is entered into by and among Prosper Funding LLC, a Delaware limited liability company (“Prosper Funding”), and Wells Fargo Bank, National Association, a national banking association incorporated and existing under the laws of the United States of America, as trustee (the “Trustee”).  Capitalized terms used herein and not otherwise defined have the meanings ascribed thereto in the Indenture specified below to which this Supplemental Indenture relates.

W I T N E S S E T H:

WHEREAS, Prosper Funding and the Trustee have heretofore entered into that Amended and Restated Indenture, dated as of January 22, 2013 (the “Indenture”), providing for the issuance from time to time of special limited obligations of Prosper Funding  referred to as Borrower Payment Dependent Notes (referred to herein collectively as the “Securities”), to be issued in series as provided therein;

WHEREAS, Section 8.01 of the Indenture sets forth certain circumstances under which Prosper Funding and the Trustee may execute an indenture supplemental to the Indenture without consent of holders of Securities, including “(e) to cure any ambiguity, defect or inconsistency”, and “(i) to make any other change that does not adversely affect the rights of any Securityholder in any material respect”;

WHEREAS, this Supplemental Indenture is an indenture supplemental to the Indenture referred to in Section 8.01(e) of the Indenture, inasmuch as Prosper Funding and the Trustee desire to cure ambiguities and defects in certain definitions and operative provisions of the Indenture to (a) clarify (consistent with provisions already appearing in the Indenture, the Form of Borrower Payment Dependent Note comprising an Exhibit to the Indenture and the Securities already outstanding, and the descriptions thereof appearing in the Registration Statement on Form S-1 (File No. 333-179941 and 333-179941-01) of Prosper Funding and Prosper Marketplace, Inc. that was filed with the U.S. Securities and Exchange Commission on December 20, 2012 and declared effective on December 27, 2012 and the prospectuses and prospectus supplements delivered by Prosper Funding in relation thereto) that direct loans originated through Prosper Funding’s online marketplace and funded by the issuance and sale of Securities are collateral securing such Securities, but that loans originated through Prosper Funding’s online marketplace and funded from proceeds of other activities of Prosper Funding (including, but not limited to, whole loan sales) do not comprise collateral securing any Securities or other obligations under the Indenture and (b) clarify that the qualification and eligibility of the Trustee may be measured by its capital and surplus or the capital and surplus of a bank holding company that wholly owns the Trustee; and

WHEREAS, this Supplemental Indenture is an indenture supplemental to the Indenture referred to in Section 8.01(i) of the Indenture inasmuch as the clarifying changes to such definitions and operative provisions do not and would not change any payment terms of any Securities, any collateral securing any Securities or any rights or remedies of any Holders in relation to any of the foregoing;

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

1. Amendments of Definitions.

(a) Effective as of the Effective Time, the following defined term not currently appearing in the Indenture is added to the Indenture:

“Excluded Borrower Loan” means a loan originated through the Platform that is not funded from proceeds of the sale of any Security, including any loan sold or otherwise transferred or purported to be sold or otherwise transferred by the Company as a whole loan.

(b) Effective as of the Effective Time, the following defined terms appearing in the Indenture are amended and restated in their entirety to read as follows:

“Borrower Loan” means a direct loan originated through the Platform that is not an Excluded Borrower Loan.

“Platform” means the Company’s online marketplace through which an individual who registers with the Company as a borrower can request a loan, and Persons who register with the Company as lenders can (i) facilitate the funding of such loan by committing to purchase Securities of the series corresponding to such loan (in which case such loan will be a Corresponding Borrower Loan), (ii) purchase such loan as a whole loan (in which case such loan will be an Excluded Borrower Loan) or (iii) facilitate the funding of such loan by committing to purchase securities that are not issued pursuant to this Indenture (in which case such loan also will be an Excluded Borrower Loan).

2. Amendments of Operative Provisions.

(a) Effective as of the Effective Time, the final sentence of the first paragraph of Section 6.12 of the Indenture is amended to read as follows:

For the avoidance of doubt, (a) the Excluded Borrower Loans and proceeds thereof do not constitute Collateral under this Indenture and (b) notwithstanding the security interest granted in this Section 6.12 (the “Security Interest”), (i) the Company shall be authorized at all times to (or to cause the Servicer on its behalf to) withdraw from or transfer from (or to instruct the Trustee to withdraw from or transfer from) the Deposit Account the excess of the Borrower Loan Payments over the related Borrower Loan Net Payments (the “Excess Amounts”), and to deposit such amounts into the Fee Account, (ii) the Company shall be authorized at all times to (or to cause the Servicer on its behalf to) withdraw from or transfer from (or to instruct the Trustee to withdraw from or transfer from) the Deposit Account any amounts comprising proceeds of Excluded Borrower Loans and to deposit the same into any other account designated by the Company as the account to which such proceeds should have been deposited and (iii) the Trustee will reasonably promptly upon any instruction from the Company (or the Servicer on its behalf) (A) transfer such Excess Amounts from the Deposit Account to the Fee Account, and (B) transfer such proceeds of Excluded Borrower Loans to the account designated by the Company as the account to which such proceeds should have been deposited.

(b) Effective as of the Effective Time, the following sentence will be added as the final sentence of Section 2.02(b) of the Indenture:

For the avoidance of doubt, neither any Holder of a Security nor the Indenture Trustee on behalf of any Holder of a Security shall have any right, title or interest in, to or under, claim on or recourse against (i) any Excluded Borrower Loan or any proceeds thereof, or (ii) any Borrower Loan that is not the Corresponding Borrower Loan or any proceeds thereof, in either case in relation to the Company’s obligations under such Security or under the Indenture in respect of such Security.

(c) Effective as of the Effective Time, clause SECOND of Section 5.10 of the Indenture is amended to read as follows:

SECOND: to the Securityholders for amounts due and unpaid for the Principal and interest on the Securities in respect of which or for the benefit of which any such money has been collected in respect of the related Corresponding Borrower Loan as contemplated by Sections 2.02(b) and 3.01, ratably, without preference or priority of any kind, according to the amounts due and payable on such Securities for Principal and interest, respectively; and

(d) Effective as of the Effective Time, the second sentence of Section 6.10 of the Indenture will be amended to read as follows:

The Trustee (a) shall have a combined capital and surplus of at least $50,000,000 or (b) is a wholly-owned subsidiary of a bank holding company having a consolidated capital and surplus of at least $50,000,000, in each case as set forth in its most recent published annual report of condition.

3. Effective Time; Deliverables.

(a) Subject to Section 3(b), the “Effective Time” shall occur at 12:01 a.m. (Pacific Time) on May 10, 2013, or at such other time and date as may be designated jointly by PMI and Prosper Funding in writing to the Trustee.

(b) The occurrence of the Effective Time shall be conditioned upon delivery to the Trustee, at or prior to the Effective Time, of: (i) a certificate, dated as of the date on which the Effective Time occurs, duly executed by authorized officers of Prosper Funding, in their capacity as such, substantially in the form attached hereto as Exhibit A; and (ii) an opinion of Bingham McCutchen LLP, counsel to Prosper Funding, substantially in the form attached hereto as Exhibit B.

4. Effect of Amendments.  The Trustee consents to and authorizes the filing by Prosper Funding or its designees of a UCC-3 financing statement amendment in any and all such jurisdiction(s) as Prosper Funding shall determine as necessary or desirable solely in order to give further effect to this Supplemental Indenture it being understood that no liability or claims against the trustee  shall arise from the filing thereof.

5. Separability Clause.  In case any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

6. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

7. Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

8. Benefits of Supplemental Indenture.  Nothing in this Supplemental Indenture, express or implied, shall give to any person, other than the parties hereto and their successors hereunder and the Holders of Securities, any benefits or any legal or equitable right, remedy or claim under this Supplemental Indenture.

9. Multiple Originals.  The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF transmission shall be deemed to be their original signatures for all purposes.

10. Execution as Supplemental Indenture.  This Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture and, as provided in the Indenture, this Supplemental Indenture forms a part thereof.

11. Ratification and Incorporation of Indenture.  As supplemented and amended hereby, the Indenture is in all respects ratified and confirmed.

12. Trustee Makes No Representation.  The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.  The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee.  Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by Prosper Funding, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by Prosper Funding by action or otherwise, (iii) the due execution hereof by Prosper Funding, or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

[Signature Page Follows]

75487533.2

IN WITNESS WHEREOF, the parties hereto have duly executed this Supplemental Indenture as of the date first above written.

PROSPER FUNDING LLC

By:       __/s/ Sachin Adarkar____________________
Name:  Sachin Adarkar
Title:    Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:       __/s/ Raymond Delli Colli_________________
Name:  Raymond Delli Colli
Title:    Vice President

[Signature Page to Supplemental Indenture]

Exhibit A

Officer’s Certificate

See attached.

Exhibit B

Legal Opinion

See attached.